Exhibit 10.41

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LONG-TERM INCENTIVE PLAN

CUREVAC N.V.

INTRODUCTION

Article 1

1.1	This document sets out the Company's long-term incentive plan for employees, officers and other service providers who qualify as Eligible Participants.

1.2	The main purposes of this Plan are:

a.	to attract, retain and motivate Participants with the qualities, skills and experience needed to support and promote the growth and sustainable success of the Company and its business; and

b.	to incentivise Participants to perform at the highest level and to further the best interests of the Company, its business and its stakeholders.

1.3	This Plan is effective as of the consummation of the IPO.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In this Plan the following definitions shall apply:

Article	An article of this Plan.

Award	A grant under this Plan in the form of one or more Options, SARs, Shares of Restricted Stock, RSUs, Other Awards, or a combination of the foregoing.

Award Agreement	A written agreement between the Company and a Participant, substantially in the form of Annex A to this Plan, evidencing the grant of an Award to such Participant and containing such terms as the Committee may determine, consistent with and subject to the terms of this Plan.

Bad Leaver	A Participant who ceases to be an Eligible Participant for Cause, including a situation where the Participant resigns and the Committee determines that an event has occurred with respect to that Participant which constitutes Cause.

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Cause

With respect to a Participant, "cause" as defined in such Participant's employment, service or consulting agreement with the Company or a Subsidiary, or if not so defined (and unless determined otherwise in the applicable Award Agreement or by the Committee):

a.	such Participant's indictment for any crime which (i) constitutes a felony, (ii) has, or could reasonably be expected to have, an adverse impact on the performance of such Participant's services to the Company and/or any Subsidiary or (iii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Company and/or any Subsidiary;

b.	such Participant having been the subject of any order, judicial or administrative, obtained or issued by any governmental or regulatory body for any securities laws violation involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information;

c.	such Participant's wilful violation of the Company's code of conduct, insider trading policy or other internal policies and regulations established by the Company and/or any Subsidiary, in each case to the extent applicable to the Participant concerned;

d.	gross negligence or wilful misconduct in the performance of such Participant's duties for the Company and/or any Subsidiary or wilful or repeated failure or refusal to perform such duties;

e.	material breach by such Participant of any employment, service, consulting or other agreement entered into between such Participant on the one hand and the Company and/or any Subsidiary on the other;

f.	conduct by such Participant which should be considered as an urgent cause within the meaning of Section 7:678 DCC, irrespective of whether that provision applies to such Participant's relationship with the Company and/or any Subsidiary; and

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g.	such other acts or omissions to act by such Participant as reasonably determined by the Committee,

provided that the occurrence of an event described in paragraphs c. through e. above shall only constitute Cause if and when such event has not been cured or remedied by the relevant Participant within thirty days after the Company has provided written notice to such Participant.

Change of Control	The occurrence of any one or more of the following events:

a.	the direct or indirect change in ownership or control of the Company effected through one transaction, or a series of related transactions within a twelve-month period, as a result of which any Person or group of Persons acting in concert, directly or indirectly acquires (i) beneficial ownership of more than half of the Company's issued share capital and/or (ii) the ability to cast more than half of the voting rights in the General Meeting;

b.	at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Management Board and/or the Supervisory Board cease to constitute a majority of members of the Management Board and/or the Supervisory Board, as applicable, provided that any new member of the Management Board or the Supervisory Board who was nominated for appointment by the Supervisory Board by a vote of at least a majority of the Supervisory Directors who either were Supervisory Directors at the beginning of such twelve-month period or whose nomination for appointment was so approved, shall be considered as though such individual were a member of the Management Board or the Supervisory Board, as applicable, at the beginning of such twelve-month period;

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c.	the consummation of a merger, demerger or business combination of the Company or any Subsidiary with another Person, unless such transaction results in the shares in the Company's capital outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into, or exchanged for, voting securities of the surviving or acquiring Person or a parent thereof) at least half of the voting rights in the General Meeting or in the shareholders' meeting of such surviving or acquiring Person or parent outstanding immediately after the consummation of such transaction;

d.	the consummation of any sale, lease, exchange or other transfer to any Person or group of Persons acting in concert, not being Subsidiaries, in one transaction or a series of related transactions within a twelve-month period, of all or substantially all of the business of the Company and its Subsidiaries; or

e.	subject to Article 10, such other event which the Committee determines to constitute a change of control in respect of the Company.

Committee	Any of the following bodies, as applicable:

a.	the Management Board, to the extent the administration or operation of this Plan relates to the grant of Awards to Eligible Participants who are not Managing Directors or Supervisory Directors, as well as any other matter relating to such Awards;

b.	the Supervisory Board, to the extent the administration or operation of this Plan relates to the grant of Awards to Eligible Participants who are members of the compensation committee established by the Supervisory Board, as well as any other matter relating to such Awards; or

c.	the compensation committee established by the Supervisory Board for all other matters relating to the administration or operation of the Plan.

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Company	CureVac N.V.

Consultant	Any Person, other than a Managing Director, Supervisory Director, or Employee, who is an adviser or consultant engaged by the Company and/or a Subsidiary to render bona fide services to the Company and/or a Subsidiary.

DCC	The Dutch Civil Code.

Eligible Participant	Any Managing Director, Supervisory Director, Employee or Consultant.

Employee	Any Person, other than a Managing Director or a Supervisory Director, who is an employee or officer of the Company and/or a Subsidiary.

Exercise Date	The date on which an Award is duly exercised by or on behalf of the Participant concerned.

Exercise Price	The exercise price applicable to an Award.

FMV	The closing price of a Share on the relevant date (or, if there is no reported sale of Shares on such date, on the last preceding date on which any such reported sale occurred) on the principal stock exchange where Shares have been admitted for trading, unless determined otherwise by the Committee.

General Meeting	The Company's general meeting of shareholders.

Good Leaver	A Participant who ceases to be an Eligible Participant and who is not a Bad Leaver.

Grant Date	The date on which the Committee decides to grant an Award, or such later effective date applicable to such Award as may be determined by the Committee.

IPO	The Company's initial public offering of its Shares.

IPO Replacement Options	The Options granted with effect from or after the Company's conversion into a public company with limited liability (naamloze vennootschap) in substitution and exchange for:

a.	any options for series A shares in CureVac AG under the CureVac AG legacy management stock option plan that was in place prior to the consummation of the IPO; and

b.	any virtual shares (Beteiligungspunkte) under the modified CureVac AG virtual share plan (which, for the avoidance of doubt, shall not include the Prior VSOP Virtual Shares) that was in place prior to the consummation of the IPO.

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Management Board	The Company's management board.

Managing Director	A member of the Management Board.

Option	The right to subscribe for, or otherwise acquire, Plan Shares.

Other Award	An Award which does not take the form of an Option, SAR, Share of Restricted Stock or RSU, and which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares or factors which may influence the value of Shares, including cash-settled financial instruments and financial instruments which are convertible into or exchangeable for Plan Shares.

Participant	The holder of an Award, including, as the context may require, the rightful heir(s) of a previous holder of such Award having acquired such Award as a result of the death of such previous holder.

Performance Criteria	The performance criteria applicable to an Award.

Person	A natural person, partnership, company, association, cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organisation.

Plan	This long-term incentive plan.

Plan Share	A Share underlying an Award.

Prior VSOP Virtual Shares	The virtual shares (Beteiligungspunkte) outstanding immediately prior to the consummation of the IPO under the CureVac AG virtual share plan that was in place prior to the consummation of the IPO.

Prior VSOP Virtual Shares (Adjusted)	The number of Prior VSOP Virtual Shares multiplied by the ratio for exchanging series A shares in CureVac AG for Shares in connection with the corporate reorganization of the Company and CureVac AG that was implemented immediately prior the IPO.

Replacement Award	Except for IPO Replacement Options, an Award granted in assumption of, or in substitution or exchange for, long-term incentive awards previously granted by a Person acquired (or whose business is acquired) by the Company or a Subsidiary or with which the Company or a Subsidiary merges or forms a business combination, as reasonably determined by the Committee.

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Restricted Stock	Plan Shares subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company.

RSU	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the FMV of one Share on the Exercise Date.

SAR	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the excess of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price.

Section 409A IRC	Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto; any reference to a provision in this Code shall include any successor provision thereto.

Section 457A IRC	Section 457A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto; any reference to a provision in this Code shall include any successor provision thereto.

Share	An ordinary share in the Company's capital.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Supervisory Board	The Company's supervisory board.

Supervisory Director	A member of the Supervisory Board.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

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ADMINISTRATION

Article 3

3.1	This Plan shall be administered by the Committee. The Committee's powers and authorities under this Plan include the authority to perform the following matters, in each case consistent with and subject to the terms of this Plan:

a.	designating Persons to whom Awards are granted;

b.	deciding to grant Awards;

c.	determining the form(s) and type(s) of Awards being granted and setting the terms and conditions applicable to such Awards, including:

i.	the number of Plan Shares underlying Awards;

ii.	the time(s) when Awards may be exercised or settled in whole or in part;

iii.	whether, to which extent, and under which circumstances Awards may be exercised or settled in cash or assets (including other Awards), or a combination thereof, in lieu of Plan Shares and vice versa;

iv.	whether, to which extent and under which circumstances Awards may be cancelled or suspended;

v.	whether, to which extent and under which circumstances a Participant may designate another Person owned or controlled by him as recipient or beneficiary of his Awards;

vi.	whether and to which extent Awards are subject to Performance Criteria and/or restrictive covenants (including non-competition, non-solicitation, confidentiality and/or Share ownership requirements);

vii.	the method(s) by which Awards may be exercised, settled or cancelled;

viii.	whether, to which extent and under which circumstances, the exercise, settlement or cancellation of Awards may be deferred or suspended;

d.	amending or waiving the terms applicable to outstanding Awards (including Performance Criteria), subject to the restrictions imposed by Article 9 and provided that no such amendment shall take effect without the consent of the affected Participant(s), if such amendment would materially and adversely affect the rights of the Participant(s) under such Awards, except to the extent that any such amendment is made to cause this Plan or the Awards concerned to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations;

e.	making any determination under, and interpreting the terms of, this Plan, any rules or regulations issued pursuant to this Plan and any Award Agreement;

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f.	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

g.	settling any dispute between the Company and any Participant (including any beneficiary of his Awards) regarding the administration and operation of this Plan, any rules or regulations issued pursuant to this Plan, and any Award Agreement entered into with such Participant; and

h.	making any other determination or taking any other action which the Committee considers to be necessary, useful or desirable in connection with the administration or operation of this Plan.

3.2	The Committee may issue further rules and regulations for the administration and operation of this Plan, consistent with and subject to the terms of this Plan.

3.3	All decisions of the Committee shall be final, conclusive and binding upon the Company and the Participants (including beneficiaries of Awards).

AWARDS

Article 4

4.1	Awards can only be granted to:

a.	Eligible Participants; and

b.	any other Person who has been extended an offer of employment or other service, as a result of which the Committee reasonably expects such Person to become an Eligible Participant within twelve months after the Grant Date, provided that Awards granted to any such Person shall be treated as Awards held by a Bad Leaver if and when he has not become an Eligible Participant within such twelve-month period.

4.2	No Award is intended to confer any rights on the relevant Participant except as set forth in the applicable Award Agreement. In particular, no Award should be construed as giving any Participant the right to remain employed by or to continue to provide services for the Company or any Subsidiary.

4.3	Awards shall be granted for no consideration or for such minimal cash consideration as may be required by applicable law.

4.4	Awards may be granted alone or in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary. Awards granted in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary may be granted simultaneously or at different times.

4.5	Each Award shall be evidenced by an Award Agreement entered into between the Company and the Participant concerned. Until an Award Agreement has been entered into between the Company and the relevant Participant, no rights can be derived from the Awards concerned by such Participant.

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4.6	Plan Shares, including Awards in the form of Shares of Restricted Stock, shall be delivered in such form(s) as may be determined by the Committee and shall be subject to such stop transfer orders and other restrictions as the Committee may deem required or advisable. Furthermore, the Committee may determine that certificates for such Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable thereto.

4.7	The terms and conditions applicable to Awards, including the time(s) when Awards vest in whole or in part and any applicable Performance Criteria, shall be set by the Committee and may vary between Awards and between Participants, as the Committee deems appropriate. The Committee may also determine whether and under which circumstances Awards shall be settled automatically upon vesting, without being exercised by the Participant.

4.8	The term of an Award shall be determined by the Committee, but shall not exceed ten years from the applicable Grant Date. Unless determined otherwise by the Committee, if the exercise of an Award is prohibited by applicable law or the Company's insider trading policy on the last business day of the term of such Award, such term shall be extended for a period of one month following the end of such prohibition.

4.9	Unless determined otherwise by the Committee, Awards cannot be transferred, pledged or otherwise encumbered, except by testament or hereditary law as a result of death of the Participant concerned.

4.10	If, as a result of changes in applicable law, accounting principles or tax rules and regulations, or due to a variation of the composition of the Company's issued share capital (including a share split, reverse share split, redenomination of the nominal value, or as a result of a dividend or other distribution, reorganization, acquisition, merger, demerger, business combination or other transaction involving the Company or a Subsidiary), an adjustment to this Plan, any Award Agreement and/or outstanding Awards is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee may adjust equitably any or all of:

a.	the number of Plan Shares available under this Plan;

b.	the number of Plan Shares underlying outstanding Awards; and/or

c.	the Exercise Price or other terms applicable to outstanding Awards.

4.11	Any rights, payments and benefits under any Award shall be subject to repayment and/or recoupment by the Company in accordance with applicable law, stock exchange rules and such policies and procedures as the Company may adopt from time to time.

4.12	The Company may withhold from any outstanding Award, any payment, issuance or transfer to be made under such Award, or any other compensation or amount owed by the Company to the Participant holding such Award, an amount (in cash, in assets, in the form of Shares or other Awards, or a combination thereof) equal to the withholding taxes and other costs due, or to be withheld, by the Company or any Subsidiary in respect of the grant, exercise or settlement of such Award.

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TYPES OF AWARDS

Article 5

5.1	The Committee may grant Awards in the form of Options, SARs, Shares of Restricted Stock, RSUs, Other Awards or a combination of the foregoing.

5.2	Upon the exercise or settlement of vested Options, the Company shall be obliged to deliver to the Participant concerned (or the beneficiary of such Options, as applicable), the Plan Shares underlying such Options (unless otherwise set forth in the Award Agreement).

5.3	Upon the exercise or settlement of vested SARs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such SARs, as applicable) an amount equal to the number of Plan Shares underlying such SARs multiplied by the excess, if any, of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee.

5.4	The exercise by a Participant of his rights attached to Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company. Upon the vesting of Shares of Restricted Stock, any such restrictions and conditions shall lapse with respect to those Shares. If an Award in the form of Shares of Restricted Stock is cancelled or otherwise terminated, the Participant shall be obliged to transfer all of his unvested Shares of Restricted Stock to the Company promptly and for no consideration.

5.5	Upon the exercise or settlement of vested RSUs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such RSUs, as applicable) an amount equal to the number of Plan Shares underlying such RSUs multiplied by the FMV of one Share on the applicable Exercise Date. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee (unless otherwise set forth in the Award Agreement).

5.6	The Committee may determine that a Participant holding one or more RSUs is entitled to receive dividends and other distributions made by the Company on the Shares, as if such Participant held the Plan Shares underlying such RSUs. The Committee may impose restrictions with respect to such entitlement.

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PERFORMANCE CRITERIA

Article 6

6.1	The Committee may condition the right of a Participant to exercise one or more of his Awards, and the timing thereof, upon the achievement or satisfaction of such Performance Criteria as may be determined by the Committee, within periods specified by the Committee.

6.2	If an Award is subject to Performance Criteria which must be achieved or satisfied within a period specified by the Committee for that purpose, such Award can only be exercised or settled at or after the end of that period.

6.3	Performance Criteria may be measured on an absolute or relative basis and may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries and/or business segments. Relative performance may be measured against a group of peer companies determined by the Committee, financial market indices and/or other objective and quantifiable indices. Performance Criteria may relate to performance by the Company and/or by the Participant concerned.

6.4	If the Committee determines that a change in the business, operations, group structure or capital structure of the Company, or other events or circumstances, render certain Performance Criteria applicable to outstanding Awards unsuitable or inappropriate, the Committee may amend or waive such Performance Criteria, in whole or in part, as the Committee deems appropriate.

PLAN SHARES AVAILABLE FOR AWARDS

Article 7

7.1	Subject to Articles 4.10 and 7.2, the Plan Shares underlying Awards (including, for the avoidance of doubt, Plan Shares underlying IPO Replacement Awards) which are not Replacement Awards, irrespective of whether such Awards have been exercised or settled, together with any Prior VSOP Virtual Shares (Adjusted) which have not yet been exercised or settled, shall not represent more than 15% of the Company's issued share capital from time to time.

7.2	Plan Shares underlying Awards, except for Replacement Awards, which expire, which are cancelled or otherwise terminated, or which are exercised or settled in cash or assets in lieu of Plan Shares, shall again be available under this Plan and shall not be counted towards the limit imposed by Article 7.1.

VESTING, EXERCISE AND SETTLEMENT

Article 8

8.1	Each Award Agreement shall contain the vesting schedule and, where relevant, delivery schedule (which may include deferred delivery later than the vesting dates) for the relevant Awards.

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8.2	Only vested Awards may be exercised or settled in accordance with their terms. An Award can only be exercised (to the extent it is not settled automatically) by or on behalf of the Participant holding such Award.

8.3	An Award can only be exercised through the use of an electronic system or platform to be designated by the Committee (if and when such system or platform has been set up by the Company), or otherwise by delivering written notice to the Company in a form approved by the Committee.

8.4	Subject to Article 9.1, the Committee shall determine the Exercise Price, provided that the Exercise Price for an Award which can be exercised or settled in the form of Plan Shares shall not be less than the aggregate nominal value of such Plan Shares.

8.5	Upon the exercise of an Award, the applicable Exercise Price must immediately be paid in cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Committee, subject to applicable law, may allow that such Exercise Price is satisfied on a cashless or net settlement basis, applying any of the following methods:

a.	by means of an immediate sale of Plan Shares underlying the Award concerned, with sale proceeds equal to the Exercise Price being paid to the Company on behalf of the relevant Participant and any remaining sale proceeds (less applicable costs and taxes, if any) being paid to such Participant;

b.	by means of the relevant Participant forfeiting his entitlement to receive part of the Plan Shares underlying the Award concerned at FMV on the Exercise Date and charging the aggregate nominal value of the remaining Plan Shares underlying such Award against the Company's reserves;

c.	by means of the relevant Participant surrendering his entitlement to receive part of the Plan Shares underlying the Award concerned at FMV on the Exercise Date, against the Company becoming due an equivalent amount to such Participant and setting off that obligation against the Company's receivable with respect to payment of the applicable Exercise Price; or

d.	by means of the relevant Participant surrendering and transferring Shares to the Company (which may include Plan Shares underlying the Award concerned) at FMV on the Exercise Date.

8.6	The Company is authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes

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8.7	When an Award is exercised or settled in the form of Plan Shares, the Company shall, at the discretion of the Committee, subject to applicable law and the Company's insider trading policy:

a.	issue new Plan Shares to the relevant Participant; or

b.	transfer existing Plan Shares held by the Company to the relevant Participant,

provided, in each case, that Plan Shares may be delivered in the form of book-entry securities representing those Plan Shares (or beneficial ownership of those Plan Shares entitling the holder to exercise or direct the exercise of voting rights attached thereto) credited to the securities account designated by the relevant Participant. Furthermore, Plan Shares may be delivered as described in the previous sentence to a Person designated by the relevant Participant, with the prior approval of the Committee, as beneficiary of his Award.

8.8	If an Award is exercised or settled in the form of Plan Shares and such Award does not relate to a whole number of Plan Shares, the number of Plan Shares underlying such Award shall be rounded down to the nearest integer.

PRICING RESTRICTIONS FOR OPTIONS AND SARS

Article 9

9.1	Except for Replacement Awards, the Exercise Price for an Option or SAR shall not be less than the higher of:

a.	the FMV of a Plan Share on the applicable Grant Date and, in case of a SAR being granted in connection with an Option, on the Grant Date of such Option; or

b.	the nominal value of the Plan Share(s) underlying the Option.

9.2	Except as provided in Article 4.10, the Committee may not, without prior approval of the General Meeting, seek to effect any re-pricing of any outstanding "underwater" Option or SAR by:

a.	amending or modifying the terms of such Option or SAR to lower the Exercise Price;

b.	cancelling such Option or SAR and granting in exchange either (i) replacement Options or SARs having a lower Exercise Price, or (ii) Restricted Stock, RSUs or Other Awards; or

c.	cancelling or repurchasing such Award for cash, assets or other securities.

9.3	Options and SARs will be considered to be "underwater" within the meaning of Article 9.2 at any time when the FMV of the Plan Shares underlying such Awards is less than the applicable Exercise Price.

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U.S. PARTICIPANTS

Article 10

10.1	With respect to any Award subject to Section 409A IRC and Section 457A IRC, this Plan and the applicable Award Agreement are intended to comply with the requirements of Section 409A IRC and Section 457A IRC, the provisions of this Plan and such Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A IRC and Section 457A IRC, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award subject to Section 409A IRC and Section 457A IRC would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

10.2	Notwithstanding any provision of this Plan to the contrary or any Award Agreement, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A IRC providing for payment upon or following a termination of a Participant's employment unless such termination is also a "separation from service" and, for purposes of any such provision of such Award, references to a "termination", "termination of employment" or like terms shall mean "separation from service".

10.3	No Awards will be eligible for the payment of dividends or dividend equivalents, to the extent such Option or SAR is subject to Section 409A IRC and Section 457A IRC.

10.4	If all or part of any payments made, or other benefits conferred, under any Award subject to Section 409A IRC constitutes deferred compensation for purposes of Section 409A IRC as a result of a "separation from service" of the relevant Participant (other than due to his death) within the meaning of Section 409A IRC while such Participant is a "specified employee" under Section 409A IRC, then such payment or benefit shall not be made or conferred until six months and one business day have elapsed after the date of such "separation from service", except as permitted under Section 409A IRC.

10.5	If an Award subject to Section 409A IRC includes a "series of installment payments" within the meaning of Section 1.409A-2(b)(2)(iii) of the United States Treasury Regulations, the right of the relevant Participant to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if such an Award includes "dividend equivalents" within the meaning of Section 1.409A-3(e) of the United States Treasury Regulations, the right of the relevant Participant to such dividend equivalents shall be treated separately from the right to other amounts or other benefits under such Award.

10.6	For any Award subject to Section 409A IRC or Section 457A IRC that provides for accelerated distribution on a Change of Control of amounts that constitute "deferred compensation" as defined in Section 409A IRC and Section 457A IRC, if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company's assets (in either case, as defined in Section 409A IRC), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the relevant Participant incurring any additional tax, penalty, interest or other expense under Section 409A IRC and Section 457A IRC.

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10.7	Notwithstanding the foregoing in this Article 10, the tax treatment of the benefits provided under this Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A IRC and Section 457A IRC.

10.8	Notwithstanding any provision of this Plan to the contrary or any Award Agreement, in the event the Committee determines that any Award may be subject to Section 409A IRC or Section 457A IRC, the Committee may adopt such amendments to this Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determined are necessary or appropriate to:

a.	exempt the Award from Section 409A IRC or Section 457A IRC and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or

b.	comply with the requirements of Section 409A IRC or Section 457A IRC and thereby avoid the application of any adverse tax consequences under such Sections.

LEAVER

Article 11

11.1	If a Participant becomes a Good Leaver, unless otherwise determined by the Committee or set forth in an Award Agreement:

a.	all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within a period specified by the Committee and, if such Awards are not exercised or (through no fault of the Participant concerned) not settled within such period, they shall be cancelled automatically without compensation for the loss of such Awards; and

b.	all unvested Awards of such Participant shall be cancelled automatically without compensation for the loss of the such Awards, unless the Committee decides otherwise.

11.2	If a Participant becomes a Bad Leaver, all vested Awards of such Participant which have not been exercised or settled, as well as all unvested Awards of such Participant, shall be cancelled automatically without compensation for the loss of such Awards.

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CHANGE OF CONTROL

Article 12

12.1	If long-term incentive awards are granted in assumption of, or in substitution or exchange for, outstanding Awards in connection with a Change of Control and the Committee has determined that such awards are sufficiently equivalent to the outstanding Awards concerned, then such outstanding Awards shall be cancelled and terminated upon the replacement awards being granted to the Participants concerned.

12.2	If, in connection with a Change of Control, outstanding Awards are not replaced by long-term incentive awards as described in Article 12.1, or are replaced by long-term incentive awards which the Committee does not consider to be sufficiently equivalent to such outstanding Awards, then such Awards shall immediately vest and, where relevant, settle in full, unless the Committee decides otherwise.

12.3	For purposes of this Article 12, awards shall not be considered to be "sufficiently equivalent" to outstanding Awards, if the underlying securities are not widely held and publicly traded on a regulated national stock exchange.

LOCK-UP

Article 13

13.1	In connection with any registration of the Company's securities, to the extent requested by the Company or the underwriters managing any public offering of the Company's securities, and except (a) as otherwise approved by the Committee, or (b) pursuant to any exceptions approved by the underwriters, Shares acquired by a Participant pursuant to the issuance, vesting, exercise, or settlement of any Award granted under the Plan may not be sold, transferred, or otherwise disposed of prior to such period following the effective date of such registration as designated by the underwriters, not to exceed 180 days following such registration.

13.2	The Company may impose stop-transfer instructions with respect to the Shares subject to the restriction stipulated by Article 13.1 until the end of the lock-up period referred to in that provision.

DATA PROTECTION

Article 14

14.1	The Company may process personal data relating to the Participants in connection with the administration and operation of this Plan. The personal data of the Participants which may be processed in this respect may include a copy of an identification document, contact details and bank and securities account numbers. Each Participant's personal data shall be stored by the Company for such time period as is necessary to administer such Participant's participation in the Plan or as otherwise permitted under applicable law.

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14.2	Each Participant's personal data shall be handled by the Company in a proper and careful manner in accordance with applicable law, including the General Data Protection Regulation (GDPR) and the rules and regulations promulgated pursuant thereto. Participants have the right to lodge complaints with an applicable supervisory authority regarding the Company's processing of personal data pursuant to this Plan.

14.3	The Company shall implement technical and organisational measures designed to protect personal data processed pursuant to Article 14.1. Personnel or third parties that have access to such personal data shall be bound by confidentiality obligations.

14.4	The Company shall abide by any statutory rights the Participants may have regarding their respective personal data processed pursuant to Article 14.1, which includes the right to access, rectification, erasure, restriction of processing, objection to processing and portability of such personal data.

14.5	In connection with the administration and operation of this Plan, the Company may transfer personal data processed pursuant to Article 14.1 to one or more third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not considered to provide for an adequate level of data protection, the Company shall ensure that sufficient data protection safeguards are put in place, failing which explicit consent for such transfer shall be obtained from the Participant(s) concerned.

14.6	The contact details of the Company's data protection officer can be found on the Company's intranet or otherwise can be obtained from the Company's General Counsel.

14.7	The Company may establish one or more privacy policies providing further information on data protection and applying to the processing of personal data of the Participants by the Company in connection with the administration and operation of this Plan.

AMENDMENTS

Article 15

15.1	Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in this Plan, pursuant to a resolution to that effect, the Supervisory Board may amend, alter, suspend, supplement or terminate this Plan or any portion thereof, provided that no such amendment, alteration, suspension, supplementation or termination shall take effect without:

a.	approval of the General Meeting, if such approval is required by applicable law or stock exchange rules; and/or

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b.	the consent of the affected Participant(s), if such action would materially and adversely affect the rights of such Participant(s) under any outstanding Award, except to the extent that any such amendment, supplement or termination is made to cause this Plan to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations.

15.2	Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan or any Award Agreement in such manner as may be necessary or desirable to enable the Plan or such Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Participants on assignments outside their home country.

GOVERNING LAW AND JURISDICTION

Article 16

This Plan shall be governed by and shall be construed in accordance with the laws of the Netherlands. Subject to Article 3.1 paragraph g., any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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Annex A - Template Award Agreement

AWARD AGREEMENT

THIS AGREEMENT IS MADE ON [DATE] BETWEEN

1.	CureVac N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Friedrich-Miescher-Strasse 15, 72076 Tübingen, Germany, trade register number: 77798031) (the "Company"); and

2.	[details Participant] (the "Participant").

NOW HEREBY AGREE AS FOLLOWS

1.1	Capitalized terms used herein have the meanings ascribed thereto in the Company's long-term incentive plan (the "Plan").

1.2	In the event of a conflict among the provisions of the Plan, this agreement and/or any descriptive materials concerning the Award governed by this agreement provided to the Participant, the provisions of the Plan will prevail.

1.3	The Participant has been granted an Award on the terms and subject to the conditions set out in the Plan and below:

Form of Award	:	[number] [Options] [SARs] [Shares of Restricted Stock] [RSUs] [Other Awards]

Grant Date	:	[date]

[Exercise Price]	:	[[FMV] [other price] per [Option] [SAR] [Share of Restricted Stock] [RSU] [Other Award]]

Automatic settlement	:	[Yes, on each vesting date] [No, exercised at the option of the Participant]

Expiration Date	:	[date]

Performance-based	:	[Yes, as specified below] [No]

Vesting schedule	:	Starting on [the Grant Date] [date], [percentage]% of the Award vests each anniversary of [the Grant Date] [such date][, subject to the applicable Performance Criteria specified below]

Delivery schedule	:	[Not applicable] [Within [one week] following each vesting date]

Good Leaver	:	In case of the Participant becoming a Good Leaver, all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within [period] after the Participant became a Good Leaver.

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1.4	[The following Performance Criteria relating to the Company's performance apply with respect to this Award (determined on a consolidated basis):]

Criteria	Measure	Vesting percentage of time-vested [Options] [SARs] [Restricted Stock] [RSUs] [Other Awards]
		0%	20%	40%	60%	80%	100%
Adjusted EBITDA	Increase over financial year compared to prior financial year, determined as at the end of the financial year on the basis of the Company's [audited] [annual][last quarter] financial statements (in [basis points])
VWAP	Increase over financial year compared to prior financial year, determined as at the end of the financial year by reference to Bloomberg screens (in [USD])
EPS	Increase over financial year compared to prior financial year, determined as at the end of the financial year by reference to Bloomberg screens (in [USD])
Adjusted FCF	Increase over financial year compared to prior financial year, determined as at the end of the financial year by reference to Bloomberg screens (in [USD])
ROIC	Percentage for the financial year

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RoE	Percentage for the financial year
Relative TSR	Percentage for the financial year
[Other metrics or targets]

1.5	[The following Performance Criteria relating to the Participant's performance apply with respect to this Award:]

Criteria	Measure	Vesting percentage of time-vested [Options] [SARs] [Restricted Stock] [RSUs] [Other Awards]
		0%	20%	40%	60%	80%	100%
Strategic initiatives	Percentage of following achievements/milestones, as determined by the Committee: [describe achievements/milestones]
CSR metrics	Percentage of following achievements/milestones, as determined by the Committee: [describe achievements/milestones]
[Other metrics or targets]

1.6	The Participant grants an irrevocable power of attorney to the Company, with full right of substitution, to perform on the Participant's behalf all acts necessary for or conducive to the administration and operation of the Plan, including the following matters (in each case consistent with and subject to the terms of this Plan):

a.	delivery of Plan Shares underlying Awards upon the exercise or settlement of such Awards in accordance with their terms;

b.	effecting a cashless exercise of Awards; and

c.	effecting a cancellation, termination and/or transfer to the Company of Awards in case the Participant would become a Bad Leaver.

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1.7	The power of attorney granted above also extends to the performance of acts of disposition (beschikkingshandelingen). The Company may act as counterparty of the Participant when acting under such power of attorney.

1.8	This agreement shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this agreement shall be resolved in accordance with the dispute resolution provisions of the Plan.

_____________________________

CureVac N.V.

Name :

Title :

_____________________________

[Participant]